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                                                                      EXHIBIT 11





Statement Regarding Computation of Per Share Earnings

                                               Fourth Quarter Ended                 Year Ended
(in 000's, except per share amounts)      Dec. 30, 2000     Jan 1, 2000      Dec. 30, 2000   Jan 1, 2000
                                          -------------     -----------      -------------   -----------
Weighted average shares outstanding           47,257            47,643            47,252         48,227

Effect of dilutive securities-options           -                  179              -               662
                                           ---------        ----------        ----------     ----------

Shares for diluted EPS                        47,257            47,822            47,252         48,889
                                           =========        ==========        ==========     ==========



Net income (loss)                          ($147,482)           $5,584         ($147,332)       $50,042
                                           =========        ==========        ==========     ==========

Per share amounts:

   Basic                                      ($3.12)            $0.12            ($3.12)         $1.04
                                           =========        ==========        ==========     ==========

   Diluted                                    ($3.12)            $0.12            ($3.12)         $1.02
                                           =========        ==========        ==========     ==========